Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Date Submitted: October 3, 2005 NASDAQ Symbol: FBMI	Contacts: Thomas R. Sullivan President & Chief Executive Officer (989) 466-7347 Samuel G. Stone Executive Vice President & Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces the Closing of the Keystone Financial Corporation Acquisition

Alma, MI, October 3, 2005, (Nasdaq: FBMI) Firstbank Corporation, a Michigan bank holding company, today announced that it has completed its acquisition of Keystone Financial Corporation, a Michigan bank holding company, and its wholly-owned subsidiary Keystone Community Bank, effective October 1, 2005.

Keystone Community Bank will continue to operate as a separately chartered community bank serving the Kalamazoo/Portage community and Southwest Michigan. Mr. W. Ford Kieft III continues as Chairman of Keystone Community Bank, and Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, has been added to the board, which remains otherwise unchanged. Mr. Thomas O. Schlueter, formerly Executive Vice President of Keystone Community Bank, has been appointed the President and Chief Executive Officer of Keystone Community Bank. Additionally, Mr. Jeff A. Gardner, a director of Keystone Community Bank, has been appointed to the board of directors of Firstbank Corporation.

With the addition of Keystone, Firstbank Corporation, headquartered in Alma, Michigan is a six bank financial services company with assets of $1.0 billion and 39 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank - Alma; Firstbank (Mt. Pleasant); Firstbank - West Branch; Firstbank - Lakeview; Firstbank - St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth and the expected closing date. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.